As filed with the Securities and Exchange Commission on May 9, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Milestone Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Québec	Not applicable
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

1111 Dr. Frederik-Philips Boulevard, Suite 420
Montréal, Québec CA	H4M 2X6
(Address of Principal Executive Offices)	(Zip Code)

Third Amended and Restated Stock Option Plan

2019 Equity Incentive Plan

2019 Employee Share Purchase Plan

(Full titles of the plans)

Joseph Oliveto

Chief Executive Officer

Milestone Pharmaceuticals USA Inc.

6000 Fairview Road, Suite 1200

Charlotte, NC 28210-2252

(514) 336-0444

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Ryan S. Sansom

Marc Recht

Jaime L. Chase

Cooley LLP

500 Boylston Street, 14th Floor

Boston, MA 02116

(617) 937-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Third Amended and Restated Stock Option Plan (options) (Common shares, no par value per share)	2,340,993	(2)	$1.7713	(6)	$4,146,600.90	(6)	$502.57
2019 Equity Incentive Plan (Common shares, no par value per share)	2,322,573	(3)	$15.00	(7)	$34,838,595.00	(7)	$4,222.44
2019 Equity Incentive Plan (options) (Common shares, no par value per share)	46,998	(4)	$15.00	(8)	$704,970.00	(8)	$85.45
2019 Employee Share Purchase Plan (Common shares, no par value per share)	278,764	(5)	$15.00	(7)	$4,181,460.00	(7)	$506.80
TOTAL	4,989,328		—		$43,871,625.90		$5,317.26

(1)          Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares that become issuable under the above-named plans by reason of any share dividend, share split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Milestone Pharmaceuticals Inc.’s (the “Registrant”) outstanding common shares, no par value per share (the “Common Shares”).

(2)          Represents Common Shares reserved for issuance upon the exercise of outstanding options granted under the Registrant’s Third Amended and Restated Stock Option Plan, as amended (the “2011 Plan”). The 2011 Plan has been terminated and no further option grants will be made under the 2011 Plan, and any shares remaining available for future grants, plus any shares underlying outstanding options that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, have been allocated to the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”).

(3)          Represents Common Shares reserved for future grant under the 2019 Plan. To the extent outstanding awards under the 2011 Plan terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares, the Common Shares subject to such awards instead will be available for future issuance under the 2019 Plan. The 2019 Plan also provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2019 Plan on January 1st of each year, for a period of not more than 10 years, commencing on January 1, 2020 and ending on (and including) January 1, 2029, in an amount equal to the lesser of (a) 4% of the total number of Common Shares outstanding on December 31st of the preceding calendar year and (b) a number of Common Shares designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(4)          Represents Common Shares reserved for issuance upon the exercise of outstanding options granted under the 2019 Plan.

(5)          Represents Common Shares reserved for issuance under the Registrant’s 2019 Employee Share Purchase Plan (the “ESPP”). The ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the ESPP on January 1, from 2020 until January 1, 2029. The number of shares added each year will be equal to the lesser of: (a) 1% of the total number of shares of the Registrant’s share capital outstanding on December 31 of the preceding calendar year; (b) 487,837 Common Shares and (c) a number of Common Shares designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(6)          Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using a weighted-average exercise price for such shares.

(7)          Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the initial public offering price per share of the Registrant’s Common Shares as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on May 9, 2019 pursuant to Rule 424(b) under the Securities Act.

(8)          Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the exercise price for such shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                          Incorporation of Documents by Reference.

Milestone Pharmaceuticals Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(a)    the Registrant’s prospectus filed on May 9, 2019 pursuant to Rule 424(b), dated May 8, 2019, under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-230846), which contains audited financial statements for the Registrant’s latest fiscal year, for which such statements have been filed; and

(b)    the description of the Common Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38899 filed with the Commission on May 6, 2019, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.                          Description of Securities.

Not applicable.

Item 5.                          Interests of Named Experts and Counsel.

Not applicable.

Item 6.                          Indemnification of Directors and Officers.

In accordance with the provisions of the Business Corporations Act (Québec), the by-laws of the Registrant, to be adopted in connection with the closing, provide that the Registrant must indemnify a director or officer of the Registrant, a former director or officer of the Registrant, a mandatary, or any other person who acts or acted at the Registrant’s request as a director or officer of another group, (such director or officer, former director or officer, mandatary or person acting at the Registrant’s request is referred to as the “Indemnifiable Person” for the purposes of this Item 6) against all costs, charges and expenses reasonably incurred in the exercise of their functions, including an amount paid to settle an action or satisfy a judgment, or arising from any investigative or other proceeding in which the Indemnifiable Person is involved if: (i) the Indemnifiable Person acted with honesty and loyalty in the interest of the Registrant or, as the case may be, in the interest of the other group for which the Indemnifiable Person acted as director or officer or in a similar capacity at the Registrant’s request (“Condition A”); and (ii) in the case of a proceeding that is enforced by a monetary penalty, the Indemnifiable Person had reasonable grounds for believing that his or her conduct was lawful (“Condition B” and together with Condition A, the “Two Conditions”).

The Registrant must also advance moneys to an Indemnifiable Person for the costs, charges and expenses of a proceeding referred to in the preceding paragraph.

However, in the event that a court or any other competent authority judges that the Two Conditions are not fulfilled, or that the Indemnifiable Person has committed an intentional or gross fault, the Registrant may not indemnify the Indemnifiable Person and the Indemnifiable Person must repay to the Registrant any monies advanced.

In respect of an action by or on behalf of the Registrant or other group referred to above, against the Indemnifiable Person, the Registrant may, with the approval of the court, advance the necessary moneys to the Indemnifiable Person or indemnify the Indemnifiable Person against all costs, charges and expenses reasonably incurred by the Indemnifiable Person in connection with the action, if the Indemnifiable Person fulfills the Two Conditions.

The indemnity provided for in the preceding paragraphs can be obtained even if an Indemnifiable Person has ceased being a director, officer or representative of the Registrant. In case of death, the indemnity can be paid to the heirs, legatees, liquidators, assignees, authorized representants or beneficiaries of this Indemnifiable Person.

The Registrant must purchase and maintain insurance for the benefit of its directors, officers and other mandataries against any liability they may incur as such or in their capacity as directors, officers or mandataries of another group, if they act or acted in that capacity at the Registrant’s request.

The Registrant has entered into indemnification agreements with the Registrant’s directors and officers, whereby the Registrant has agreed to indemnify the Registrant’s directors and officers to the fullest extent permitted by law, including advancement of expenses incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and with a view to the best interest of the Registrant; and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that such officer or director had reasonable grounds for believing their conduct was lawful. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify the Registrant’s directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

Item 7.                          Exemption from Registration Claimed.

Not applicable.

Item 8.                          Exhibits.

The exhibits to this Registration Statement are listed below:

Exhibit Number	Exhibit Description

4.1

Articles of Incorporation, as amended, as currently in effect (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-230846), filed with the Commission on April 29, 2019).

4.2

Form of Consolidated Articles of Incorporation, as amended, to be effective immediately upon the completion of the Registrant’s initial public offering of the Registrant’s Common Shares (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-230846), filed with the Commission on April 29, 2019).

4.3

Bylaws, as amended, as currently in effect (incorporated herein by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-230846), filed with the Commission on April 29, 2019).

4.4

Form of Amended and Restated Bylaws, to be effective upon the completion of the Registrant’s initial public offering of the Registrant’s Common Shares (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-230846), filed with the Commission on April 29, 2019).

4.5

Form of Common Share Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-230846), filed with the Commission on April 29, 2019).

4.6

Third Amended and Restated Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-230846), filed with the Commission on April 29, 2019).

4.7

Form of Award and Grant Notices under the Third Amended and Restated Stock Option Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-230846), filed with the Commission on April 29, 2019).

4.8	2019 Equity Incentive Plan.

4.9

Form of U.S. Stock Option Grant Notice and Stock Option Agreement under the 2019 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-230846), filed with the Commission on April 29, 2019).

4.10

Form of U.S. Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the 2019 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-230846), filed with the Commission on April 29, 2019).

4.11

Form of Canadian Stock Option Grant Notice and Option Agreement under the 2019 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1 (File No. 333-230846), filed with the Commission on April 29, 2019).

4.12

Form of Canadian Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the 2019 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1 (File No. 333-230846), filed with the Commission on April 29, 2019).

4.13	2019 Employee Share Purchase Plan.

5.1	Opinion of Osler, Hoskin & Harcourt LLP.

23.1	Consent of PricewaterhouseCoopers LLP, an Independent Registered Public Accounting Firm.

23.2	Consent of Osler, Hoskin & Harcourt LLP. (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

Item 9.                          Undertakings.

A. The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montréal, Province of Québec, Canada on May 9, 2019.

Milestone Pharmaceuticals Inc.

By:	/s/ Joseph Oliveto
Joseph Oliveto
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph Oliveto and Timothy L. Maness, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph Oliveto	President, Chief Executive Officer and Director (Principal Executive Officer)
Joseph Oliveto		May 9, 2019

/s/ Timothy L. Maness	Vice President, Finance (Principal Financial and Accounting Officer)
Timothy L. Maness		May 9, 2019

/s/ Marco Boorsma
Marco Boorsma	Director	May 9, 2019

/s/ Paul Edick
Paul Edick	Director	May 9, 2019

/s/ Nilesh Kumar
Nilesh Kumar	Director	May 9, 2019

/s/ Debra K. Liebert
Debra K. Liebert	Director	May 9, 2019

/s/ Michael Tomsicek
Michael Tomsicek	Director	May 9, 2019

/s/ Paul Truex
Paul Truex	Director	May 9, 2019

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of Milestone Pharmaceuticals Inc. has signed this registration statement or amendment thereto on the 9th day of May, 2019.

MILESTONE PHARMACEUTICALS USA, INC.

By:	/s/ Joseph Oliveto
Joseph Oliveto
President and Chief Executive Officer